                       20TH CENTURY INDUSTRIES AND SUBSIDIARIES


EXHIBIT 11:   COMPUTATION OF EARNINGS PER COMMON SHARE


                                            Three Months Ended March 31,
                                            ----------------------------
                                              1997                1996
                                              ----                ----

                                  (Amounts  in thousands, except per share data)

Primary:

Average Shares Outstanding                 51,528              51,458

Net effect of dilutive stock
    warrants and options based
    on the modified treasury
    stock method using average
    market price                            7,744               7,836
                                        ---------           ---------
Totals                                     59,272              59,294
                                        ---------           ---------
                                        ---------           ---------


Net income                              $  26,872           $  25,583
Dividends on preferred stock               (5,061)             (5,061)
                                        ---------           ---------
Net income applicable
    to common stock                     $  21,811           $  20,522
                                        ---------           ---------
                                        ---------           ---------

Earnings per common share               $     .37           $     .35
                                        ---------           ---------
                                        ---------           ---------


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

                       20TH CENTURY INDUSTRIES AND SUBSIDIARIES


          EXHIBIT 11: COMPUTATION OF EARNINGS PER COMMON SHARE  (continued)


                                            Three Months Ended March 31,
                                            ----------------------------
                                              1997                1996
                                              ----                ----


                                  (Amounts  in thousands, except per share data)

Fully diluted:

Average shares outstanding                 51,528              51,458


Net effect of dilutive stock
    warrants and options based
    on the modified treasury
    stock method using average
    market price or closing price           7,744               7,836

  Assuming conversion
    of convertible
    preferred stock                        19,855              19,855
                                        ---------           ---------

Totals                                     79,127              79,149
                                        ---------           ---------
                                        ---------           ---------

Net income                              $  26,872           $  25,583
Net interest expense reduction                  -             -
                                        ---------           ---------
Net income applicable
    to common stock                     $  26,872           $  25,583
                                        ---------           ---------
                                        ---------           ---------

Earnings per common share               $     .34           $     .32
                                        ---------           ---------
                                        ---------           ---------


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